Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the material terms of the common stock (including Class A and Class B common stock) and preferred stock of Johnson Outdoors Inc. (the “Company,” “we,” “us” or “our”). It may not contain all the information that is important to you. For additional information, you should look at our articles of incorporation, as amended, and our amended and restated by-laws, copies of which are on file with the SEC as exhibits to our periodic reports and are incorporated by reference.

Our Class A common Stock is the only class of securities of the Company registered under Section 12 of the Securities Exchange Act of 1934.

Common Stock

We are authorized to issue up to 20,000,000 shares of Class A common stock, $0.05 par value per share, and up to 3,000,000 shares of Class B common stock, $0.05 per share.

Dividend Rights.

Subject to limitations under Wisconsin law and the rights of any outstanding shares of preferred stock, holders of our common stock are entitled to ratably receive dividends or other distributions when and if declared by our board of directors out of funds legally available for that purpose. Additionally, our articles of incorporation, as amended, provide that no dividend, other than a dividend payable in shares of our common stock, may be declared or paid upon the Class B common stock unless such dividend is declared or paid upon both classes of common stock. Whenever a dividend (other than a dividend payable in shares of our common stock) is declared or paid upon any shares of Class B common stock, at the same time there must be declared and paid a dividend on the shares of Class A common stock equal in value to 110% of the amount per share of the dividend declared and paid on the shares of Class B common stock. Whenever a dividend is payable in shares of our common stock, such dividend must be declared or paid at the same rate on the Class A common stock and the Class B common stock.

Voting Rights.

Holders of Class A common stock are entitled to elect 25%, or the next highest whole number, of the members of our Board of Directors and holders of Class B common stock are entitled to elect the remaining directors with each outstanding share of our common stock (whether Class A common stock or Class B common stock) being entitled to one vote per share held of record in connection with the election of our directors. Additionally, each outstanding share of our Class A common stock and Class B common stock is entitled to one vote per share held of record on all matters to be voted upon by the holders of such shares in any matter where such holders vote as separate classes. With respect to matters other than the election of directors or any matters for which class voting is not required by our articles on incorporation or by applicable law, holders of our Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share. At a meeting of shareholders at which a quorum is present, for all matters other than the election of directors, a matter is approved if the votes cast favoring the matter exceed the votes cast opposing the matter unless the matter is one upon which a different vote is required by our articles of incorporation, as amended, our amended and restated by-laws or the Wisconsin Business Corporation Law. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present, taking into account the voting by class of common stock set forth above. There is no cumulative voting with respect to the election of directors or any other matter. Under the Wisconsin Business Corporation Law, the affirmative vote of shareholders holding at least a majority of the shares entitled to vote (taking into account our two class voting structure described above) is generally required to approve (i) a merger to which we are a party, (ii) the sale, lease, exchange or other disposition of all or substantially all of our assets, (iii) an amendment to our articles of incorporation, as amended, which requires a shareholder vote, and (iv) our dissolution.

Liquidation, Dissolution or Winding Up.

If we liquidate, dissolve or wind up, subject to the rights of any outstanding shares of preferred stock, the holders of our common stock (with each of the Class A common stock and Class B common stock treated equally) are entitled to share ratably in all assets legally available for distribution to our shareholders after the payment of all of our debts and other liabilities.

Conversion Rights.

Each share of Class B common stock is convertible at any time by the holder into one share of Class A common stock.

Rights and Preferences.

Holders of our common stock have no preemptive, conversion (other than the conversion rights granted to holders of the Class B common stock described above) or subscription rights. There are no redemption or sinking fund provisions applicable to shares of our common stock.

Miscellaneous

All outstanding shares of our common stock are fully paid and not liable to further calls or assessments by us.

Transfer Agent and Registrar.

Equiniti serves as the registrar and transfer agent for our Class A common stock.

Stock Exchange Listing.

Our Class A common stock is listed on the NASDAQ Global Select Market SM under the trading symbol “JOUT”.

Preferred Stock

The Company is authorized to issue 3,000,000 shares of preferred stock with a par value of $1.00 per share.

Our board of directors has the authority, without further action by our shareholders, to issue preferred stock in one or more series and to fix from time to time the number of shares to be included in each such series and the designation of such series, and to fix the relative rights and preferences of the shares of any such series, with respect to:

•	the rate of dividend, which may be cumulative;

•	the price at and the terms and conditions on which shares may be redeemed;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	whether or not and to what extent such series has voting rights, including with respect to the election of directors;

•	sinking fund provisions for the redemption or purchase of shares; and

•	the terms and conditions on which shares may be converted into shares of any other class or series.

Except as to the matters expressly set forth in the bullet points above or as otherwise stated in our articles of incorporation, as amended, all series of preferred stock, whenever designated and issued, must have the same preferences, limitations and relative rights and will rank equally, share ratably and be identical in all respects as to all matters.

Our board of directors may authorize the issuance of shares of preferred stock with rights that could adversely affect the rights of the holders of our common stock. The purpose of authorizing our board of directors to issue shares of preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock.

Wisconsin Anti-Takeover Provisions

Under Section 180.1150 of the Wisconsin Business Corporation Law, unless the board of directors otherwise specifies, the voting power of shares of a “resident domestic corporation,” such as us, which are held by any person holding in excess of 20% of the voting power of our stock will be limited to 10% of the full voting power of the shares. This statutory voting restriction does not apply to shares acquired directly from us, acquired in a transaction incident to which our shareholders vote to restore the full voting power of the shares and under other circumstances more fully described in Section 180.1150 of the Wisconsin Business Corporation Law.

Sections 180.1141 through 180.1144 of the Wisconsin Business Corporation Law provide that a “resident domestic corporation,” such as us, may not engage in a “business combination” with a person beneficially owning 10% or more of the voting power of our outstanding stock (an “interested stockholder”) for three years after the date the interested shareholder acquired its 10% or greater interest, unless the business combination or the acquisition of the 10% or greater interest was approved before the stock acquisition date by our Board of Directors. After the three-year period, a business combination that was not so approved can be completed only if it is approved by a majority of the outstanding voting shares not held by the interested shareholder or is made at a specified price intended to provide a fair price for the shares held by noninterested shareholders.

Sections 180.1130 through 180.1132 of the Wisconsin Business Corporation Law provide that a “resident domestic corporation,” such as us, may not engage in a “business combination” with a person beneficially owning 10% or more of the voting power of our outstanding stock (a “significant stockholder”) unless the business combination either satisfies certain fair price criteria or the business combination is approved by at least 80% of the voting power of our stock and at least two-thirds of the voting power of our stock not beneficially owned by the significant stockholder.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our amended and restated by-laws establish advance notice procedures with respect to shareholder proposals to be brought before a shareholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.